On July 17, 2013, NASDAQ Listing Qualifications staff (Staff) notified Alvarion Ltd. (Company) that it determined to delist the Company based on the Companys failure to comply with NASDAQ Rules 5101, 5110(b), and IM-5101-1. On July 24, 2013, the Company exercised its right to appeal Staffs determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to NASDAQ Rule 5815. A Panel hearing was held on October 3, 2013. On October 10, 2013, the Panel issued a decision that granted the Company continued listing through January 13, 2014, subject to certain conditions and milestones. On January 3, 2014, Staff informed the Company that it was in violation of NASDAQ Rules 5620(a) and 5620(b) for failing to hold an annual meeting and solicit proxies, and it was also in violation of NASDAQ Rule 5250(c)(2) for failing to file a Form
6-K containing interim financial statements as of the end of the Companys second quarter. Staff noted that such failures represent additional basis for delisting the Companys securities. On January 13, 2014, the Company informed the Panel that it was unable to meet the Panels exception requirements. On January 14, 2014, the Panel issued a decision to delist the Company. On January 19, 2014, the Company exercised its right to appeal the January 17, 2013 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On March 21, 2014, the Council issued a decision that reversed the January 14, 2014 Panel decision to delist the Companys securities and granted the Company through July 12, 2014 to regain compliance. On April 24, 2014, the Company was informed that the NASDAQ Board of Directors declined to call for review the March 21, 2014 Council decision. On August 4, 2014, the Council was informed that the Company did not regain compliance by the July 12, 2014 extension date. On August 5, 2014, the Council informed the Company that NASDAQ was filing a Form 25 pursuant to Rule 5830.